SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 18, 2003 (January 21, 2004)

Furniture Brands International, Inc.
(Exact name of Registrant as specified in charter)

Delaware	I-91	43-0337683
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification Number)

101 South Hanley Road, St. Louis, Missouri 63105
(Address of principal executive offices)

    (314) 863-1100
(Registrant’s telephone number)

Item 5.     Other Matters

                 On December 18, 2003 the Company refinanced its existing Credit Agreement, which represents primarily all of its long-term debt. The new Agreement is an unsecured, revolving credit facility provided by a syndicate of financial institutions with a commitment of $550.0 million and a maturity date of June 7, 2008. The new revolving credit facility allows for the issuance of letters of credit and cash borrowings. Letter of credit outstandings are limited to no more than $150.0 million with cash borrowings limited by the facility’s maximum availability less letter of credit outstandings. Cash borrowings under the new credit facility bear interest at a base rate or at an adjusted Eurodollar rate plus an applicable margin which varies depending upon the type of loan the Company executes. The applicable margin is subject to adjustment based upon the credit ratings the facility receives from Standard & Poor’s and Moody’s.

Item 7.     Financial Statements and Exhibits

(c)	Exhibit

4.

 Credit Agreement, dated December 18, 2003, among the Company, Broyhill Furniture Industries, Inc., Drexel Heritage Furniture Industries, Inc., Henredon Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc. and Thomasville Furniture Industries, Inc. as Borrowers, Various Lenders, The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch and The Bank of New York, as Co-Documentation Agents, Suntrust Bank and Wachovia Bank, National Association, as Co-Syndication Agents, Deutsche Bank AG, New York Branch, as Administrative Agent, and Deutsche Bank Securities Inc., as Sole Lead Arranger and Sole Book Manager

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Furniture Brands International, Inc.

By:	/s/ Steven W. Alstadt
Steven W. Alstadt
Controller and Chief Accounting Officer

Dated:     January 21, 2004